UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2013
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

133 Boston Post Road, Weston, Massachusetts 02493
(Address of principal executive offices; Zip Code)

Registrant’s telephone number, including area code: (781) 464-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 14, 2013, Biogen Idec Inc. (the “Company”) entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $750 million unsecured, revolving credit facility (the “Revolving Credit Facility”).

The closing date and the obligation of the lenders to make an initial credit extension under the Revolving Credit Facility will automatically occur upon the Company's (or its affiliates') receipt of all regulatory approvals required to complete the acquisition of all applicable strategic, commercial, decision-making and intellectual property rights to TYSABRI® (natalizumab) from Elan Pharma International Limited and Elan Pharmaceuticals, Inc. pursuant to that certain Asset Purchase Agreement dated as of February 5, 2013 (the “Acquisition Agreement”), and the provision of certain certificates by the Company to the administrative agent.  The Company has received all regulatory approvals required to complete the acquisition under the Acquisition Agreement.

The commitments under the Revolving Credit Facility will automatically terminate if (i) the closing date does not occur on or before 120 days after March 14, 2013, (ii) the Acquisition Agreement is terminated or expires in accordance with its terms prior to the closing date, or (iii) the Company or its affiliates receive the required regulatory approvals to complete the transactions contemplated by the Acquisition Agreement and fail to notify the Administrative Agent within a specified period of time after receipt of such required regulatory approvals.

Borrowings under the Revolving Credit Facility are available for general corporate purposes and for other permitted purposes set forth in the Credit Agreement. The Company is not borrowing under the Credit Agreement at this time, but may borrow under the Credit Agreement from time to time as opportunities and needs arise.

At the Company's option, revolving loans under the Credit Agreement (other than swing line loans) will bear interest at rate equal to (a) a Eurodollar Rate - the British Bankers Association London Inter-Bank Offered Rate for dollar deposits (“LIBOR”) plus an applicable margin ranging from 0.875% to 2.00% depending on the ratings of the Company's non-credit enhanced, senior unsecured long-term debt, as determined by either Standard & Poor's or Moody's (the “Debt Ratings”) or (b) a Base Rate equal to the higher of (i) the Bank of America prime rate, (ii) the Federal Funds Rate plus 0.50% and (iii) the Eurodollar Rate plus 1.00%, plus an applicable margin ranging from 0% to 1.00% based on the Company's Debt Ratings (the “Base Rate”). Swing line loans will bear interest at the Base Rate plus the applicable margin for Base Rate loans.

Payments of the principal amounts of revolving loans under the Credit Agreement are due no later than 364 days from the closing date.  Under the Revolving Credit Facility, voluntary prepayments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to Eurodollar Rate borrowings. The Revolving Credit Facility requires quarterly interest payments or, in the case of Eurodollar Rate loans, at the end of the interest period therefor, with the principal due on the maturity date.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The Credit Agreement also includes a financial covenant requiring the Company to maintain, measured as of the end of each fiscal quarter, a maximum consolidated leverage ratio of 3.5 to 1.0.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOGEN IDEC INC.

By: /s/ Robert A. Licht
Robert A. Licht
Senior Vice President

Date: March 14, 2013